    As filed with the Securities and Exchange Commission on May 13, 1997

                                           Registration No. 333-______



                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                 under the
                           SECURITIES ACT OF 1933

                    VERTEX PHARMACEUTICALS INCORPORATED
           (Exact name of registrant as specified in its charter)


           Massachusetts                              04-3039129
State of incorporation or organization)    (I.R.S. Employer Identification No.)

          130 Waverly Street, Cambridge, Massachusetts 02139-4211
                  (Address of Principal Executive Offices)

                    Vertex Pharmaceuticals Incorporated
                         1996 Stock and Option Plan
                          (Full title of the plan)

             Joshua Boger, President & Chief Executive Officer
                    Vertex Pharmaceuticals Incorporated
                             130 Waverly Street
                          Cambridge, MA 02139-4242
                  (Name and address of agent for service)

                                 (617) 577-6000
       (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

                                          Proposed Maximum  Proposed Maximum
Title of Securities        Amount to be    Offering Price   Aggregate           Amount of
to be Registered           Registered (1)  Per Share (2)    Offering Price (2)  Registration Fee
-------------------        --------------  ---------------  ------------------  ----------------
Common Stock, par
value, $.01 per share        2,000,000       $35.0625           $70,125,000          $21,250.00


Rights to purchase Series
A Junior Participating
Preferred Stock                 (3)              (3)                (3)              None



(1) Together with an indeterminate number of additional shares which may result from a stock split, stock dividend, or other similar adjustment of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices per share of the Registrant's Common Stock on the Nasdaq National Market System as of a date (May 9, 1997) within five (5) business days prior to filing this Registration Statement.

(3) No separate consideration will be received for the Rights.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996 (Commission File No. 0-19319);

     (b) Quarterly Report of the Company on Form 10-Q (Commission File No. 0-19319) for the quarter ended March 31, 1997;

     (c) The description of the Company's Common Stock included in the Registrant's registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") filed with the Commission on May 30, 1991 (which incorporates by reference certain portions of the Company's Registration Statement on Form S-1 (Registration No. 33-40966) filed with the Commission on May 30,
1991), including any amendment or report filed for the purpose of updating such description; and

     (d) The description of the Rights under the Company's Stockholder Rights Plan (which are currently transferred with the Company's Common Stock) contained in the Company's Registration Statement on Form S-3 (Registration No. 333-22303) filed with the Commission on February 24, 1997, as amended.

     All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities covered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

  Part D of Article 6 of the Restated Articles of Organization of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Such paragraph provides further, however, that, to the extent provided by applicable law, it will not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for distributions made in violation of the Registrant's Restated Articles of Organization or which are made when the Registrant is insolvent or which renders it insolvent, (iv) for loans made to officers or directors of the Registrant which are not repaid if the director has voted for such loans and they have not been approved or ratified as loans reasonably expected to benefit the Registrant, by a majority of directors who are not recipients of such loans or the holders of a majority of voting shares, which holders are not recipients of such loans, and (v) for any transactions from which the director derived an improper personal benefit.

  Article V of the Registrant's By-laws provides that the Registrant shall indemnify each of its directors and officers (including persons who serve at the Registrant's request as a director, officer or trustee of another organization in which the Registrant has any interest, direct or indirect, as a stockholder, creditor or otherwise or who serve at the Registrant's request in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties and counsel fees reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a director, officer or trustee, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such director's or officer's action was in the best interest of the Registrant or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan.

  As to any matter disposed of by a compromise payment by any such person, pursuant to a consent decree or otherwise, Article V of the Registrant's By-laws provides that no indemnification shall be provided to such person for such payment or for any other expenses unless such compromise has been approved as in the best interest of the Registrant, after notice that it involves such indemnification (i) by a disinterested majority of the directors then in office, (ii) by a majority of the disinterested directors then in office, provided there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such person's action was in the best interest of the Registrant, or (iii) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer.

  Article V of the Registrant's By-laws provides that expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Registrant at the discretion of a majority of the disinterested directors then in office, in advance of the final disposition thereof, upon receipt of an undertaking by such director or officer to repay the Registrant the amounts so paid if it is ultimately determined that indemnification for such expenses is not authorized under Article V of the By-laws, which undertaking may be accepted by the Registrant without reference to the financial ability of such director or officer to make repayment.

  Article V of the Registrant's By-laws gives the Board of Directors of the Registrant the power to authorize the purchase and maintenance of insurance, in such amounts as the Board of Directors may from time to time deem appropriate, on behalf of any person who is or was a director, officer or agent of the Registrant, or who is or was serving at the request of the Registrant as a director, officer or agent of another organization in which the Registrant has any interest, direct or indirect, as a shareholder, creditor or otherwise, or with respect to any employee benefit plan, against any liability incurred by such person in any such capacity, or arising out of such person's status as such agent, whether or not such person is entitled to indemnification by the Registrant pursuant to Article V or otherwise and whether or not the Registrant would have the power to indemnify the person against such liability.

  Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law, Chapter 156B of the General Laws of Massachusetts (the "MBCL") authorizes the provisions, described above, contained in Part D of
Article 6 of the Restated Articles of Organization of the Registrant.

  Section 67 of the MBCL authorizes the provisions, described above, contained in Article V of the By-laws of the Registrant.

  Section 65 of the MBCL provides that performance by a director, officer or incorporator of such person's duties in good faith and in a manner such person reasonably believes to be in the best interest of the corporation, and with such care as an ordinary prudent person in a like position would use under similar circumstances, shall be a complete defense to any claim asserted against such director, officer or incorporator, except as otherwise expressly provided by statute, by reason of such person's being or having been a director, officer or incorporator of the corporation.

  Pursuant to Section 6(b) of the Underwriting Agreement, the
Underwriters have agreed to indemnify each director of the Registrant, each officer of the Registrant who has signed the Registration
Statement and any person who controls the Registrant within the meaning of the Securities Act against certain liabilities, including liabilities under the Securities Act.


Item 7.  Exemption from Registration Claimed.

     Not applicable.


Item 8.  Exhibits.

Exhibit No.                   Description
----------                    -----------

(4.1) Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement on Form S-1, Registration No. 33-40966, as amended, and incorporated herein by reference)

(4.2)     Stockholder Rights Plan (filed as Exhibit 4.2 to the
          Registration Statement on Form S-1, Registration No. 33-40966, as amended, and incorporated herein by reference)

(4.3)     First Amendment to Rights Agreement dated as of February 21,
          1997 (filed as Exhibit 4.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-19319)

(5)       Opinion of Warner & Stackpole LLP (filed herewith)

(15) Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information (filed herewith)

(23.1)    Consent of Coopers & Lybrand L.L.P. (filed herewith)

(23.2)    Consent of Warner & Stackpole LLP (included in Exhibit 5)

(24) Power of Attorney to file future amendments (included in signature page(s) hereto)


Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on May 13, 1997.

                                   VERTEX PHARMACEUTICALS INCORPORATED


                                   /s/ Joshua S. Boger
                                   -----------------------------------
                                   By:  Joshua S. Boger
                                        President and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joshua S. Boger, Richard H. Aldrich, and Thomas G. Auchincloss, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Joshua S. Boger                Director, President and       May 13, 1997
------------------------           Chief Executive Officer
Joshua S. Boger                    (Principal Executive Officer)

/s/ Thomas G. Auchincloss, Jr.     Vice President of Finance     May 13, 1997
------------------------           and Treasurer
Thomas G. Auchincloss, Jr.         (Principal Financial Officer)

/s/ Hans D. Van Houte              Controller                    May 13, 1997
------------------------
Hans D. Van Houte

/s/ Barry M. Bloom                 Director                      May 13, 1997
------------------------
Barry M. Bloom

/s/ Roger W. Brimblecombe          Director                      May 13, 1997
------------------------
Roger W. Brimblecombe

/s/ Donald R. Conklin              Director                      May 13, 1997
------------------------
Donald R. Conklin

/s/ William W. Helman IV           Director                      May 13, 1997
------------------------
William W. Helman IV

/s/ Charles A. Sanders             Director                      May 13, 1997
------------------------
Charles A. Sanders

                                  EXHIBITS


Exhibit No.                   Description

(5)       Opinion of Warner & Stackpole LLP (filed herewith at page 8)

(15) Letter from Coopers & Lybrand L.L.P. regarding unaudited interim financial information (filed herewith at page 10)

(23.1)    Consent of Coopers & Lybrand L.L.P. (filed herewith at page 11)